Exhibit 17.1

BlueOne Technologies, Inc. | CEO Resignation

BlueOne Technologies, Inc.

(formerly BlueOne Card, Inc.) | OTC: BCRD

BlueOne Technologies, Inc.
(formerly BlueOne Card, Inc.)
OTC: BCRD

March 10, 2026

Board of Directors
BlueOne Technologies, Inc.

Re: Resignation

Dear Members of the Board of Directors:

I hereby resign from my positions as Chief Executive Officer, Chief Financial Officer, President, Secretary, and Treasurer of BlueOne Technologies, Inc. (the "Company"), effective March 10, 2026.

It has been an honor to serve the Company in these roles. I appreciate the opportunity to work with the Board of Directors, management team, employees, and shareholders in advancing the Company's strategic initiatives, including the development of the Millennium EBS AI manufacturing automation platform and the BlueOne Card payment hub division.

I wish the Company continued success in executing its strategic objectives and future growth initiatives.

Sincerely,

James Koh

State of California
County of Orange } ss.

Subscribed and sworn to (or affirmed) before me on this 14th day of March, 2026, by James Koh proved to me on the basis of satisfactory evidence to be the person(s) who appeared before me.

________________ Seal
Signature of Nortary Public

MGC1
MOON C. LEE
COMM. # 2534648
NOTARY PUBLIC - CALIFORNIA
ORANGE COUNTY
COMM. EXPIRES NOV. 4, 2029

BlueOne Technologies, Inc. | OTC: BCRD